UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☒	Soliciting Material under §240.14a-12

THE EMPIRE DISTRICT ELECTRIC COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by The Empire District Electric Company

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: The Empire District Electric Company

Commission File No.: 1-3368

On February 9, 2016, the following Employee Information Guide was provided to employees of The Empire District Electric Company:

Employee Information Guide Empire and Liberty Utilities Merger Agreement February 9, 2016

Background

Today we have announced an agreement and Plan of Merger under which Empire will merge with Liberty Utilities Central, a subsidiary of Liberty Utilities Co., the US subsidiary of Algonquin Power & Utilities Corporation (APUC).

As you know, in December we announced the Board of Directors was evaluating strategic alternatives.  As a result of our current financial strength and the operating expertise of our employees, we were able to secure a transaction that will benefit our employees, shareholders, customers and communities.

We are pleased to have reached an agreement that will preserve the Empire brand, maintain all of our current operations, staff, community presence and Joplin corporate headquarters.  Together with Liberty and Algonquin, Empire will be better positioned to build on our success in making lives better every day with reliable energy and service.

Who is Liberty / Algonquin?

•                  Liberty Utilities Co. is the US subsidiary of Algonquin Power & Utilities Corporation

•                  APUC is a growing renewable energy and regulated utility company with assets across North America. Their business model has been acquiring small utilities and leaving them in place.  They have three separate operating groups:

•                  The Distribution Group operates in the US:

•                  Includes regulated water, electric and natural gas operations

•                  Serves 560,000 customers in 11 states (as of Jan 2016)

•                  1450 employees

•                  Central Region includes — AR, IA, IL, KS, MO, OK & TX

•                  The Non-regulated Generation Group operates in Canada and the US:

•                  Wind, solar, hydroelectric & gas generation

•                  1,050 MWs of installed capacity

•                  The Transmission Group operates in Canada and the US:

•                  Investments in electric transmission and gas pipeline systems

What Does This Mean?

•                  Joplin will be the headquarters for Liberty Utilities Central Region operations

•                  Liberty Central Co., will be a subsidiary of Liberty Utilities Co. a US based company

•                  Will include operations in AR, IA, IL, KS, MO, OK & TX serving approximately 320,000 customers

•                  Following closing of the transaction, Empire senior leadership will lead the Liberty Utilities operations in the region

•                  The Empire brand will be maintained for at least 5 years

•                  Upon close of the transaction, Brad Beecher will serve as President & CEO of Liberty Central

•                  Liberty and Algonquin are committed to retaining Empire employees

•                  We will continue to provide safe and reliable service to our customers

•                  Our shareholders will receive $34 per share for their stock at the time of closing

Why Did Empire Evaluate Strategic Alternatives / Agree to a Merger?

Our Board of Directors has a fiduciary responsibility to our shareholders. They are always looking to maximize value for our shareholders (which includes many of you, in addition to our retirees and community members).We sought to proactively search out solutions to many market forces, from a position of strength. Our combination with Liberty and Algonquin will allow us not only to address industry trends (such as lower customer growth and changing environmental regulations), but also to more effectively capitalize on the growth and development opportunities they provide.

How is this Transaction Positive?

The transaction is good for both organizations.  It adds scale for both companies thus providing opportunities to pursue efficiencies, leverage best practices, and enhance service offerings.  In addition, the expertise of Empire’s employees in regulated utility operations is a benefit that Algonquin recognizes along with our strong reputation for delivering excellent service.  And Algonquin, through its unregulated generation group, brings significant expertise in developing and operating renewable power throughout North America.  Together, these strengths will allow our employees and customers to benefit from growth opportunities in both renewable and regulated businesses.

What Does This Mean for Employees?

Employment

•                  Empire staff is maintained to operate our current and possibly expanded business

•                  Opportunities for new or expanded roles for employees across a wider North American footprint

•                  Retain years of credited service

•                  Policies and agreements will be honored, including:

•                  Union Contract

•                  Vacation, sick leave, holidays, etc

Wages, Healthcare & Other Benefits

•                  Wages and benefits remain no less favorable for two years after the transaction closes

•                  Following that two-year period, for the next three years, wages and benefits will be no less favorable in the aggregate than those for similarly situated employees across the combined organization

•                  Benefit plans may not be amended in any material way for three years after closing

Post-retirement Benefits

•                  It is important to note: Pension benefits earned to date are protected by Federal law

•                  Post-retirement benefits will not be amended in a materially adverse manner for at least three years after close

•                  After three year period, post-retirement benefits will be no worse than those similarly situated across the combined organization

401k

•                  Empire stock in 401k plans will be converted to cash at time of close ($34/share) and employees will determine new investment elections.

•                  Employees will continue to receive a matching contribution, in some form, after close.

Employee Stock Purchase Plan

•                  Scheduled purchases will be issued as scheduled in May 2016

What Does This Mean for Shareholders?

Shareholders will receive $34 for each share of stock they hold at closing, representing a premium of approximately 50 percent of the unaffected stock price of $22.65 on December 10, 2015.

What Does This Mean for Customers?

Our customers will continue to receive the excellent service they have come to expect from experienced Empire employees.  As a result of the transaction there will be an opportunity to benefit from shared costs, broader diversification and economies of scale as part of a larger organization.  Also, they will see Empire continue its current level of involvement and charitable support for our local communities.

What Does This Mean for Current Projects?

We will continue business as usual.  We must remain focused on continuous improvement, a positive experience for our customers, regulatory compliance and an unwavering commitment to safety.

What are the Next Steps?

The transaction requires approval in all of Empire’s regulatory jurisdictions — Missouri, Kansas, Oklahoma, Arkansas and also from the Federal Energy Regulatory Commission.  Various other federal clearances are also required.

Shareholder approval is also required.  A proxy statement describing the transaction in greater detail and recommending shareholders vote in favor of the transaction will be filed with the SEC within approximately 60 days.

Once all approvals are in place, a closing date will be established and the Empire District shares will be purchased at $34 per share on that date.

When will the Transition Take Place?

Regulatory filings will occur over the next couple of months and typically take 9 — 18 months to reach conclusion.  If the approvals just described are not granted, the transaction will be terminated and Empire will continue to operate as it does today.  Regardless of the outcome, we will continue providing service to our customers.

What will Change from now through the Transaction Closing?

It is important that we continue with business as usual.  We will continue to provide the tools and workforce to meet the needs of our customers as we have in the past.  We will continue to evaluate and fill open positions, just as we always have, and reallocate resources to ensure operational efficiency when necessary

How will We Stay Informed?

It is our goal to keep employees as informed as possible.  However, as we move through this process, it is important to remember, we must strictly adhere to SEC regulations for the disclosure of certain information related to the proposed merger.  All communication documents, including this information guide, must be filed with the SEC.  As we, and you, communicate with others we must stick to the factual information that has been published and filed with the SEC, such as the news release, the employee meeting presentation and this information guide.

We will conduct periodic employee meetings to provide updates and answer questions.  We will also provide information through our normal communication channels including the ePortal and Dispatch.  Please watch these channels for updates and always know that your leadership team has an open door to help provide you with available information.

What Does This Mean for Me Today?

As we look forward to the next chapter with Liberty Utilities, we must continue our focus on performing our jobs safely and carrying out our mission:  Making lives better every day with reliable energy and service.

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of Empire for their consideration.  In connection with the transaction, Empire will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that Empire may send to its shareholders in connection with the proposed transaction. EMPIRE SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EMPIRE AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website at www.sec.gov, at Empire’s website at www.empiredistrict.com or by sending a written request to Corporate Secretary, The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801.

Participants in the Solicitation

Empire and its directors and executive officers are deemed to be participants in any solicitation of Empire shareholders in connection with the proposed transaction. Information about Empire’s directors and executive officers is available in Empire’s definitive proxy statement, filed on March 18, 2015, in connection with its 2015 annual meeting of shareholders, and in Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.